Exhibit 99.8

Announcement Creating Significant Opportunities for Growth June 3, 2014

2 Greater Scale and Resources Drive Growth Dai-ichi’s financial resources and global presence will position Protective positively for the future Stronger ability to deliver on mission to help people protect their tomorrow so they can embrace today Can be more strategic and responsive to markets and customers Able to invest more fully in retail initiatives and growth Largely business-as-usual for Protective team across organization Will maintain long history of support and involvement in communities served throughout the U.S. Enabling Expanded Growth Opportunities While Remaining the Protective that Customers, Distributors and Employees Know and Trust

3 About Dai-ichi Life Founded in 1902 and headquartered in Tokyo Among the top 20 life insurers in the world Approximately 67,000 employees in 84 branch offices and 1,259 sales offices across Japan, Australia, India, Indonesia, Thailand and Vietnam – Currently no retail presence or sales of life, annuity or asset protection products in U.S. Provides individual and group life insurance and investment/asset management products Consolidated ordinary revenue of $58.8 billion and net income of $763.7 million for fiscal year ended March 31, 2014 Track record of successful global acquisitions and continued growth Consolidated Ordinary Revenues & Premium Income Consolidated Net Income (billions of yen) 3.3 3.5 3.6 4.3 4.5 4.9 5.2 6.0 0 1 2 3 4 5 6 7 2011 2012 2013 2014 Premium and Other Revenues Consolidated Ordinary Revenues 19.1 20.3 32.4 77.9 0 10 20 30 40 50 60 70 80 90 2011 2012 2013 2014 Premium and Other Revenues (trillions of yen)

4 Dai-ichi’s Global Footprint 2009 (26%) 2008 (24%) 2008 2013 (40%) 2012 (19%) 2014 2007

5 Values and Approach Are Similar Dai-ichi Life and Protective have similar missions and values Both companies have a 100+ year history built on a foundation of trust, reliability, and customer support Dai-ichi Life and Protective share a deep commitment to the communities in which they operate Dai-ichi Life intends to support Protective’s long history of engagement in Birmingham and all of the communities it serves Similar Values and Shared Community Commitment

6 Key Takeaways Combination will create significant opportunities for both businesses, with Protective serving as Dai-ichi’s platform for growth in the U.S. Protective does not anticipate significant changes to its strategy, day-to-day operations, distribution channels or employee base Dai-ichi’s offer for Protective is financially compelling and delivers substantial, immediate cash value to our shareholders Creating Significant Value and Opportunities for Growth for Both Companies